Exhibit 99.1

Multi Packaging Solutions Announces the Redemption of Senior Notes, including the closing of a New Incremental Term Loan D, Repricing of Outstanding Euro Tranche B Term Loans and Sterling Tranche B Term Loans and Upsizing of Revolving Credit Facility

NEW YORK, October 17, 2016-- Multi Packaging Solutions International Limited (“MPS”) (NYSE:MPSX) announced today that it has completed the financing of a new Term Loan D.  In addition, MPS has completed the repricing of currently outstanding Euro Tranche B Term Loans, and Sterling Tranche B Term Loans as well as upsized its revolving credit facility. The proceeds of the new Term Loan D were used to redeem the outstanding Senior Notes as well as pay related fees and expenses. The redemption occurred on October 17, 2016 with holders of the Notes receiving a redemption price equal to 106.375% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

The new Term Loan D has an aggregate principle amount of $220 million.  The Term Loan D requires quarterly payments of interest at 325bp over LIBOR (subject to a 1% floor) and has 1% annual amortization requirement payable quarterly.  The new loan is due in full on October 14, 2023.

Concurrent with the issuance of the New Term Loan D, MPS repriced its existing Euro Tranche B term loans and Sterling Tranche B term loans.  The Euro Tranche B term loan was repriced from 375 bps to 325 bps over EURIBOR (subject to a 1% floor), and the Sterling Tranche B term loan was repriced from 450 bps to 400 bps over LIBOR (subject to a 1% floor).  The repriced loans continue to be due in full on September 30, 2020.

The new amended and restated credit facility provides for an increase in the US$ revolving facility from $50 million to $70 million.  The Company continues to have an additional £50 million revolving facility.  The US$ revolving facility expires on August 15, 2018. The GBP revolving facility expires on September 30, 2019.

MPS’s annualized debt service cost following these actions is expected to be $10 million lower than it is today. In addition, MPS will recognize approximately $18 million in debt extinguishment charges and related expenses in the second quarter of 2016 in connection with the transaction.

“We are pleased to have accomplished this refinancing of our credit facility and the redemption of our higher cost debt,” stated William Hogan, Executive Vice President and Chief Financial Officer.

About Multi Packaging Solutions

MPS is a leading global provider of value-added packaging solutions to a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has 59 manufacturing locations across North America, Europe and Asia and employs approximately 8,800 people.

Contact

Richard Zubek, Investor Relations

(646) 885-0165

150 East 52nd Street, 28th floor

New York, NY 10022

ir@multipkg.com

Source: Multi Packaging Solutions International Limited
MPSX-IR